Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unilife Corporation:

We consent to the incorporation by reference on Form S-8 (Registration Statement Nos. 333-186049, 333-178882 and 333-164964) and on Forms S-3 (Registration Statement Nos. 333-173195 and 333-167631) of Unilife Corporation of our report dated September 13, 2013, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries as of June 30, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013 and the effectiveness of internal control over financial reporting as of June 30, 2013, which reports appear in the June 30, 2013 annual report on Form 10-K of Unilife Corporation.

Our report dated September 13, 2013 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania
September 13, 2013